AMENDMENT

TO

MASTER SERVICES AGREEMENT,

FUND ACCOUNTING AND FUND ADMINISTRATION FEE LETTER,

AND

TRANSFER AGENT AND SHAREHOLDER SERVICES FEE LETTER

This amendment (the “Amendment”) to the Master Services Agreement, Fund Accounting and Fund Administration Fee Letter, and Transfer Agent and Shareholder Services Fee Letter (collectively, the “Agreement”) is effective as of August 1, 2020, and is made between Commonwealth International Series Trust, a Massachusetts business trust (the “Trust”) and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively the “Parties”), as set forth below:

WHEREAS, the Trust has requested a temporary reduction of the fees charged by Ultimus; and

WHEREAS, Ultimus is agreeable to such temporary reduction of fees.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, as well as in the Agreement, the parties agree as follows:

1.	The Annual Complex Minimum table in Section 1.1 of the Fund Administration and Fund Accounting Fee Letter shall be deleted and replaced as follows:

Year	Annual Complex Minimum
Year 1 – 11/1/18 – 10/31/19	$[REDACTED]
Year 2 – 11/1/19 – 12/31/20	$[REDACTED]
Year 3 – 1/1/21 – and after	$[REDACTED]

2.	The following paragraph shall be added as Section 1.1.a. of the Fund Administration and Fund Accounting Fee Letter after the fee table set forth in Section 1.1:

1.1.a. For the period beginning August 1, 2020 and terminating on December 31, 2020, the monthly ratable portion of the Annual Complex Minimum as described in the table above will be reduced by $[REDACTED] per month.

3.	The following paragraph shall be added as Section 1.1.a. of the Transfer Agent and Shareholder Services Fee Letter after the fee table set forth in this Section 1.1:

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1.1.a. For the period beginning November 1, 2020 and terminating on March 31, 2021, the monthly ratable portion of the Minimum Annual Fee per Fund will be reduced by $[REDACTED] per month after the fee table set forth in this Section1.1.

4.	The Parties agree that the term of the Master Services Agreement shall be extended to October 31, 2021.

Except as set forth in this Amendment, the Master Services Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Master Services Agreement, the terms of this Amendment will prevail.

The parties duly executed this Amendment as of August 17, 2020 and made retroactively effective as of August 1, 2020.

Commonwealth International Series Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Robert Scharar	By:	/s/ David James
Name:	Robert Scharar	Name:	David James
Title:	President	Title:	EVP, Chief Legal and Risk Officer

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